Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

TELESIS BIO INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	457(c)	30,042,550(2)	$1.50(3)	$45,063,825	$110.20 per $1,000,000	$4,966.04

Total Offering Amounts					$45,063,825		$4,966.04

Total Fee Offsets(4)							—

Net Fee Due							$4,966.04

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”) of Telesis Bio Inc. (the “Registrant”) that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

(2)

Represents 30,042,550 shares of Common Stock underlying shares of redeemable convertible preferred stock or warrants. Additionally, an indeterminate number of additional shares of Common Stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar issuance and in such event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act of 1933.

(3)

Estimated in accordance with Rule 457(c) solely for the purpose of calculating the total registration fee on the basis of $1.50 per share, which represents the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on July 26, 2023.

(4)	The Registrant does not have any fee offsets.